UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	April 9, 2010

First Reliance Bancshares, Inc.
(Exact Name of Registrant as Specified in Its Charter)

South Carolina
(State or Other Jurisdiction of Incorporation)

000-49757	80-0030931
(Commission File Number)	(IRS Employer Identification No.)

2170 W. Palmetto Street
Florence, South Carolina	29501
(Address of Principal Executive Offices)	(Zip Code)

(843) 656-5000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02          Unregistered Sale of Equity Securities

On April 9, 2010, the Company issued 340,145 shares of its common stock at $4.50 per share and 2,293 shares of its Series C Preferred Stock at $1,000.  The gross proceeds from the issuance and sale of these securities was $3,823,652.50.  Of the shares issued, 119,179 shares of common stock and 335 shares of Series C Preferred Stock were issued to related parties.  The issuance and sale of these securities was conducted as a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

The Series C Preferred Stock will be convertible into shares common stock for up to three years at the lesser of $6.50 per share or tangible common equity per share as of the calendar quarter ending on or before the conversion date and will mandatorily and automatically convert on July 31, 2013 under the same terms.  The shares of Series C Preferred Stock will pay cumulative dividends at a rate of 7% per annum, and dividends are payable on the shares of Series C Preferred Stock quarterly on March 1, June 1, September 1, and December 1 of each year.  The Series C Preferred Stock ranks on par with the Company’s Series A and Series B Preferred Stock and senior to the common stock with respect to the payment of dividends and distributions and amounts payable upon liquidation, dissolution, and winding up of the Company. The Series C Preferred Stock is non-voting, except as required by law.

Item 5.03	Amendment to Articles of Incorporation

On April 7, 2010, the Company filed with the State of South Carolina Articles of Amendment to the Company’s Articles of Incorporation establishing the terms of the Series C Preferred Stock. A copy of the Articles of Amendment attached hereto as Exhibit 3.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following exhibits are being filed herewith:

No.	Description
3.1	Articles of Amendment to the Articles of Incorporation establishing the terms of the Series C Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST RELIANCE BANCSHARES, INC.

Dated: May 28, 2010
	By:	s/ Jeffrey A. Paolucci
Jeffrey A. Paolucci
Chief Financial Officer

EXHIBIT INDEX

No.	Description
3.1	Articles of Amendment to the Articles of Incorporation establishing the terms of the Series C Preferred Stock